DocuSign Envelope ID: 5C0B431D-7EBB-4A12-824A-9555868A2FD8 32CB

SIBCY CLINE REALTORS

ADDENDUM TO SALES AGREEMENT

THIS FORM PREPARED BY LEGAL COUNSEL FOR SIBCY CLINE, INC. OF OHIO AND KENTUCKY REALTORS® 04/03 WHEN FULLY EXECUTED THIS IS A LEGALLY BINDING CONTRACT. IF NOT UNDERSTOOD SEEK LEGAL ADVICE.

Office Florence Address [redacted]

In reference to Agreement of Sale between Arrived Holdings Inc

the Purchaser, a [redacted]

the Seller, dated 6/14/2022, covering the real property commonly known as

[redacted]

the undersigned Purchaser and Seller hereby agree to the following:

~~Closing date is extended until 7/8/2022~~
All other terms and conditions remain the same.

[redacted]

The herein agreement, upon its execution by both parties, is herewith made an integral part of the aforementioned Agreement of Sale.

DATED 7/1/2022 DATED 06-30-2022 3:06 PM EDT

[redacted] Purchaser [redacted] Seller

Purchaser Seller

Witness [redacted] Agent Witness [redacted] Agent

9/19 kr